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                                  EXHIBIT 11.1


                                   P-COM, INC.
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                    (in thousands, except per share amounts)


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

                                                                              Year ended
                                                                             December 31,
                                                                      1996       1995        1994
                                                                      ----       ----        ----
Weighted-average common shares outstanding .....................     18,200     15,142      1,580
Weighted-average common stock equivalents ......................        892      1,104         --
Weighted-average common stock equivalents from options granted during the twelve-month period prior to the Company's initial public offering, calculated by the treasury stock method
   applied to options issued ...................................        --         --         184
Weighted-average common shares outstanding from common stock issued during the twelve month period prior to the Company's
   initial public offering .....................................        --         --          10
Weighted-average common stock equivalents from convertible
   preferred stock, calculated using the if converted method ...        --         --       7,936
Weighted-average common stock equivalents from convertible
   preferred stock issued during the twelve-month period
   prior to the Company's initial public offering ..............        --         --       1,666

Weighted-average common shares and equivalents .................     19,092     16,246     11,376
                                                                   ========   ========   ========
Net income (loss) ..............................................   $ 14,068   $  2,585   $ (6,680)
                                                                   ========   ========   ========
Net income (loss) per share ....................................   $   0.74   $   0.16   $  (0.59)
                                                                   ========   ========   ========
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(1) This Exhibit should be read with "Summary of Significant Accounting
    Policies - Pro Forma Net Income (Loss) Per Share" in Note 1 of the Notes
    to Financial Statements.